Exhibit 99.1

Contact:	Bob G. Alexander
Randall D. Cooley
Philip D. Devlin
FOR IMMEDIATE RELEASE
(OTC BULLETIN BOARD: NEGI)
NATIONAL ENERGY GROUP, INC. ANNOUNCES LETTER OF INTENT BETWEEN RIATA AND AREP
DALLAS, TX — September 11, 2006 — National Energy Group, Inc. (“NEG” or the “Company”) (OTC Bulletin Board: NEGI) today announced that it has been advised that on September 7, 2006, Riata Energy, Inc. (“Riata”) and American Real Estate Partners, L.P. (“AREP”), the owner of 50.01% of NEG’s common stock, entered into an Exclusivity Agreement and Letter of Intent (the “Letter of Intent”) pursuant to which Riata would obtain an option to acquire NEG Oil & Gas LLC (“NEG Oil & Gas”), a wholly-owned subsidiary of AREP which holds all of AREP’s oil and gas investments. The Letter of Intent provides that the option and exclusivity period would expire in 70 days, subject to extension in certain circumstances. The transaction would include the acquisition by NEG Oil & Gas or NEG Holding LLC (“NEG Holding”) of NEG’s unconsolidated non-controlling 50% membership interest in NEG Holding through the redemption option set forth in Section 5.4 of NEG Holding’s Operating Agreement dated as of May 1, 2001, or through another mechanism. The transaction would not include the acquisition of any of NEG’s common stock by Riata. The transaction also contemplates that NEG’s management agreements pursuant to which it manages the operations of NEG Operating LLC, National Onshore LP and National Offshore LP will be terminated. The Letter of Intent is subject to a number of conditions. NEG is not a party to the Letter of Intent.
     Under NEG Holding’s Operating Agreement, NEG Oil & Gas, or its successor, at any time, in its sole discretion, is permitted to redeem NEG’s 50% membership interest in NEG Holding at a price equal to the fair market value of such interest determined as if NEG Holding had sold all of its assets for fair market value and liquidated. At this time, NEG has not received any such redemption notice from NEG Oil & Gas.
     If the transactions contemplated by the Letter of Intent are consummated, NEG’s 50% membership interest in NEG Holding is redeemed and NEG’s management agreements relating to NEG Operating LLC, National Onshore LP and National Offshore LP are terminated, NEG’s principal asset will consist solely of its cash balances and NEG’s principal indebtedness will consist of its outstanding $148.6 million principal amount 10.75% Senior Notes due October 31, 2007.
     NEG is evaluating the impact of the Letter of Intent on NEG, including on the pending Merger Agreement dated December 7, 2005 among NEG, NEG Oil & Gas and AREP.
The Company
     The Company is a Dallas, Texas based management company engaged in the business of managing the exploration, development, production and operations of oil and natural gas properties,

primarily located in Texas, Oklahoma, Arkansas and Louisiana (both onshore and in the Gulf of Mexico). The Company manages the oil and natural gas operations of NEG Operating LLC, National Onshore LP and National Offshore LP, all of which are affiliated entities. The Company’s principal assets are its unconsolidated non-controlling 50% membership interest in NEG Holding LLC and its management agreements with NEG Operating LLC, National Onshore LP and National Offshore LP.
Forward Looking Statements
     This press release may contain projections and other forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Any such projections or statements reflect the Company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ materially from those projected is included in the Company’s periodic reports filed with the Securities and Exchange Commission.
* * * * *